UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

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SYNTEL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

This supplement to the Definitive Proxy Statement on Schedule 14A filed on August 28, 2018 (the “Definitive Proxy Statement”), by Syntel, Inc. (the “Company” or “Syntel”), is being filed to supplement the Definitive Proxy Statement as described in the Explanatory Note below.

EXPLANATORY NOTE

As previously disclosed, on July 20, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Atos S.E., a société européenne (European company) organized under the laws of France (“Parent” or “Atos”), and Green Merger Sub Inc., a Michigan corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company in the Merger. This supplement to the Definitive Proxy Statement is filed with respect to the special meeting of the Company’s stockholders scheduled to be held on October 1, 2018 in connection with the Merger (the “Special Meeting”).

Litigation Related to the Merger

As previously disclosed, three putative class action lawsuit have been filed in connection with the Merger. On August 16, 2018, a putative shareholder class action entitled Mahesh Veer Satya Tolapu v. Syntel, Inc., et al., No. 2:18-cv-12562-SJM-SDD, was filed in the United States District Court for the Eastern District of Michigan (the “Tolapu Action”). The Tolapu Action alleges claims for breach of fiduciary duty in connection with the Merger against the Company’s co-founders and for aiding and abetting against the other members of the Company’s board of directors, the Company and Merger Sub. The Tolapu Action also alleges that the Company’s preliminary proxy statement concerning the Merger was materially incomplete and/or misleading in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The Tolapu Action seeks, among other things, to enjoin the stockholder vote concerning the Merger, money damages and an award of attorneys’ fees.

On August 17, 2018, a second putative shareholder class action entitled Richard Scarantino v. Syntel, Inc., et al., No. 2018-167788-CZ, was filed in the Michigan Circuit Court for Oakland County (the “Scarantino Action”). The Scarantino action alleges claims for breach of fiduciary duty in connection with the Merger against the members of the Company’s board of directors and for aiding and abetting against the Company. The Scarantino Action seeks, among other things, to enjoin the stockholder vote concerning the Merger, money damages and an award of attorneys’ fees.

On August 23, 2018, the third putative shareholder class and derivative action entitled Shiva Stein v. Bharat Desai et al., No. 2018-167927-CB, was filed in the Michigan Circuit Court for Oakland County (the “Stein Action”). The Stein Action alleges class claims for breach of fiduciary duty in connection with the Merger against the members of the Company’s board of directors and for aiding and abetting against Atos and Merger Sub. The Stein Action also alleges derivative claims on behalf of the Company for breach of fiduciary duty and unjust enrichment in connection with the Merger against the members of the Company’s board of directors. The Stein Action seeks, among other things, to enjoin the stockholder vote concerning the Merger, money damages and an award of attorneys’ fees.

While the Company believes that the actions lack merit and that the disclosures in the Definitive Proxy Statement comply fully with applicable law, in order to avoid the expense and distraction of litigation and following discussions with counsel for plaintiffs in the Tolapu, Scarantino and Stein Actions , the Company has determined to voluntarily supplement the Definitive Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”).

Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of the Supplemental Disclosures. To the contrary, the Company specifically denies all allegations that any of the Supplemental Disclosures, or any other additional disclosures, were or are required.

The Company’s Board of Directors continues to unanimously recommend that you vote “FOR” the approval of the Merger Agreement and “FOR” the other proposals being considered at the Special Meeting.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

These Supplemental Disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. All page references in the information below are to pages in the Definitive Proxy Statement, and all capitalized terms used below shall have the meanings set forth in the Definitive Proxy Statement. Paragraph references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures. Underlined text shows text being added to a referenced disclosure in the Definitive Proxy Statement. The information contained herein speaks only as of September [21], 2018 unless the information indicates that another date applies.

The Section of the Proxy Statement titled “Summary” is hereby supplemented by amending the language in the second to last paragraph on page 5 by deleting the following strikethrough text and adding the following bolded and underlined text:

Retention letter agreements with certain executive officers, none of which are Bharat Desai and Neerja Sethi, were negotiated after the financial terms of the merger had been agreed to by the parties and ~~that~~ provide for (i) the payment of a change in control retention bonus on the closing of the merger equal to the sum of the recipient’s annual base salary and target annual bonus, subject to the recipient’s continuous employment through such date, and/or (ii) the payment of a six month retention bonus on the six month anniversary of the closing of the merger equal to the product of 0.5 times the sum of the recipient’s annual base salary and target annual bonus, subject to the recipient’s continuous employment through such date, provided that the recipient will be entitled to receive the six month retention bonus upon a qualifying termination of employment following the closing of the merger and prior to the six month anniversary of the closing of the merger. The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage after the merger is completed.

The Section of the Proxy Statement titled “The Merger—Background of the Merger” is hereby supplemented by amending the first and second paragraphs on page 28 as follows to add the bolded and underlined text:

At a special meeting of the Board on March 3, 2018, Mr. Desai reported on the two separate indications of interest in acquiring the Company he had received. At that same special meeting of the Board, Mr. Choksi reported on preliminary discussions that he and Messrs. Mashruwala and Schlaybaugh had with two potential financial advisors regarding potential assistance to the Company in its review of possible strategic options. In light of the two separate indications of interest in pursuing a strategic transaction, the Board requested that Mr. Daniel Moore and Messrs. Choksi and Schlaybaugh take the lead in determining how to conduct a more in-depth review of the outlook for the Company’s business and evaluation of its strategic alternatives. The Board also determined that it would be prudent to form a special committee of outside disinterested directors to manage any potential transaction and make recommendations to the Board.

Thereafter, at a special meeting on March 8, 2018, the Board formed the special committee consisting of Messrs. Choksi, Mashruwala and Schlaybaugh, which we refer to as the Special Committee, to oversee the strategic review of the Company and authorized the Special Committee to (i) obtain such information, documents, plans and analyses the Special Committee considered necessary, advisable, desirable or appropriate to conduct the strategic review; (ii) engage financial and legal advisors to assist with the strategic review; (iii) determine whether a potential alternative was in the best interests of the Company and its shareholders and recommend to the Board what action, if any, should be taken by the Company with respect to any potential alternative; (iv) if the Board were to authorize the pursuit of an acquisition, a potential sale of all or any portion of the assets of the Company or its subsidiaries or a merger or other business combination involving the Company or its subsidiaries, initiate and participate in discussions with, or otherwise assist or facilitate proposals from, any parties regarding any such potential transaction and provide information regarding the Company and its subsidiaries to such parties; (v) review, evaluate, negotiate or reject any potential alternatives, including the negotiation of the terms and conditions of any related definitive agreement; (vi) following the adoption by the Board of one or more potential alternatives, if any, take any other actions contemplated or required by any such potential alternative to be taken by the Special Committee; and (vii) provide regular reports or recommendations to the Board in regard to the foregoing matters. While empowered to make recommendations to the Board, approval by the Special Committee was not required in order for the Board to consider a potential transaction.

The Section of the Proxy Statement titled “The Merger—Background of the Merger” is hereby supplemented by amending the first full paragraph on page 30 as follows to add the bolded and underlined text:

Between April 30, 2018 and May 16, 2018, at the direction of the Special Committee, representatives of Goldman Sachs contacted Atos, Party A and Party B regarding the process and to invite them to participate in a management presentation. Following these communications, the Company executed non-disclosure agreements with Atos on May 3, 2018, with Party A on May 14, 2018 and with Party B on May 16, 2018. The non-disclosure agreements with Party A and Party B each contained a standstill provision having a duration of eighteen months and twelve months, respectively, which prohibited the interested parties from acquiring the Company or seeking a waiver of such standstill obligations through means other than negotiation with the Board. The standstill agreed to by Party A provided that it would “fall-away” in the event that the Company entered into a definitive agreement with respect to its acquisition by a third party. The standstill agreed to by Party B did not include a similar provision.

The Section of the Proxy Statement titled “The Merger—Certain Unaudited Company Forecasts” is hereby supplemented by amending the first sentence on page 38 by deleting the following strikethrough text and adding the following bolded and underlined text:

Subsequently, management updated the unaudited prospective financial information to reflect the Company’s improved second quarter performance, which we refer to as the Management Projections and which are set forth in the ~~table~~ tables below and provided the Management Projections to Goldman Sachs.

The Section of the Proxy Statement titled “The Merger—Certain Unaudited Company Forecasts” is hereby supplemented by replacing the sentence and table summarizing the Management Projections on page 39 with the following:

The following tables summarize the Management Projections:

	2018E	2019E	2020E	2021E	2022E	2023E
	($ in millions)
Revenue	$980	$1,042	$1,107	$1,178	$1,254	$1,334
% Growth Y/Y	6.1%	6.3%	6.3%	6.4%	6.4%	6.4%
Gross Profit	$343	$372	$397	$424	$454	$484
% Growth Y/Y	35.0%	35.7%	35.9%	36.0%	36.2%	36.2%

EBITDA(1)	$244	$268	$287	$306	$327	$347
Net Income	$166	$178	$186	$200	$218	$236

(1)	The following table sets forth the derivation of EBITDA from net income:

	2018E	2019E	2020E	2021E	2022E	2023E
	($ in millions)
Net Income	$166	$178	$186	$200	$218	$236
Depreciation & Amortization	$12	$12	$12	$12	$11	$11
Interest Expense, net (income)	$9	$8	$7	$3	$0	$0
Other Income	$(3)	$(6)	$(10)	$(12)	$(16)	$(22)
Taxes	$60	$76	$92	$103	$113	$122
EBITDA	$244	$268	$287	$306	$327	$347

*	Total may not exactly sum due to rounding

The following table sets forth the unlevered free cash flow for the purposes of the discounted cash flow analysis as well as the net adjustment from EBITDA to unlevered free cash flow. Goldman Sachs calculated the unlevered free cash flow for the second half of fiscal 2018 and fiscal year-end 2019 through 2023 using the Management Projections, and the unlevered free cash flow was reviewed and approved for Goldman Sachs’ use by the Company’s management.

	2H 2018E	2019E	2020E	2021E	2022E	2023E
	($ in millions)
Unlevered Free Cash Flow	$60	$173	$177	$187	$200	$212
Net Adjustment from EBITDA to Unlevered Free Cash Flow(2)	$56	$95	$109	$119	$127	$135

*	Total may not exactly sum due to rounding

(2)

Net adjustments include: (a) subtracting capital expenditures, (b) subtracting the change in net working capital, and (c) subtracting taxes. Unlevered free cash flow was calculated treating stock-based compensation as a cash expense.

The Section of the Proxy Statement titled “The Merger—Opinion of Goldman Sachs & Co. LLC” is hereby supplemented by adding a new paragraph on page 42 immediately prior to the paragraph titled “Illustrative Present Value of Future Share Price Analysis” that reads as follows:

Goldman Sachs also calculated multiples of EV to EBITDA and price to estimated earnings per share for the Company and each of the selected companies for the calendar years ended December 31, 2018 and 2019. The results of these analyses are summarized as follows:

	CY 2018		CY 2019
	EV / EBITDA Multiples	P/E Multiples	EV / EBITDA Multiples	P/E Multiples
Syntel, Inc. (per Management Projections)	14.0x	19.7x	12.7x	18.4x
Syntel, Inc. (projections per Bloomberg as of July 19, 2018)	14.2x	20.1x	13.9x	19.7x
Accenture plc	15.5x	24.2x	14.4x	22.2x
Atos S.E.	7.9x	14.2x	7.5x	13.0x
Capgemini SE	11.6x	19.2x	10.8x	17.5x
CGI Group Inc.	12.3x	20.4x	11.7x	19.0x
Cognizant Technology Solutions Corporation	13.0x	18.1x	11.3x	16.0x
DXC Technology Company	6.8x	9.7x	6.3x	9.2x
Genpact Limited	13.9x	17.6x	12.9x	15.7x
International Business Machines Corporation	9.2x	10.8x	8.7x	10.6x
Infosys Limited	12.9x	18.8x	11.7x	17.6x
HCL Technologies Limited	10.2x	14.8x	9.3x	13.7x
Tata Consultancy Services Limited	20.3x	15.3x	18.3x	12.2x
Tech Mahindra Limited	11.6x	15.8x	10.3x	14.4x
Wipro Limited	10.2x	15.8x	9.4x	14.4x

The Section of the Proxy Statement titled “The Merger—Opinion of Goldman Sachs & Co. LLC” is hereby supplemented by amending the second paragraph on page 43 as follows to add the bolded and underlined text:

Illustrative Discounted Cash Flow Analysis. Using the Management Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company. Using a mid-year convention and discount rates ranging from 8.0% to 9.5%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2018 (i) estimates of unlevered free cash flow (which were calculated treating stock-based compensation as a cash expense) for the Company for the second half of 2018 through fiscal year-end 2023, as reflected in the Management Projections (as described on page 39), and (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 2.0% to 3.0%, to a terminal year estimate of the free cash flow to be generated by the Company, as reflected in the Management Projections (which analysis implied exit terminal year EV/EBITDA multiples ranging from 8.5x to 12.7x). Goldman Sachs derived such discount rates by application of CAPM, which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Management Projections and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs then derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs subtracted the $140 million of net debt as of June 30, 2018, as provided by the Company’s management and approved for Goldman Sachs’ use by the Special Committee, from the range of illustrative enterprise values it derived for the Company, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company, as provided by the Company’s management and approved for Goldman Sachs’ use by the Special Committee, to derive a range of illustrative present values per share of the Company’s common stock ranging from $30.11 to $44.17.

The Section of the Proxy Statement titled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” is hereby supplemented by amending the last paragraph on page 47 as follows to add the bolded and underlined text:

Executive Officer Retention Letter Agreements

The Company has entered into retention letter agreements which were negotiated after the financial terms of the merger had been agreed to by the parties with four of its named executive officers and six of its other executive officers, none of whom are Bharat Desai or Neerja Sethi. The retention letter agreements awarded to the four named executive officers and two of the other executive officers provide for a change in control performance bonus, which we refer to as the CIC Performance Bonus, and a six month retention bonus, which we refer to as the Six Month Retention Bonus. The retention letter agreements awarded to the four other executive officers provide for a Six Month Retention Bonus only. The CIC Performance Bonus pays on the closing of the merger, subject to the recipient’s continued employment as of the closing, and is equal to the sum of the recipient’s annual base salary and target annual bonus as of the grant date of the award. The Six Month Retention Bonus pays on the six month anniversary of the closing of the merger, subject to the recipient’s continued employment through the six month anniversary of the closing, and is equal to the product of 0.5 times the sum of the recipient’s annual base salary and target annual bonus as of the grant date of the award. Notwithstanding the foregoing, the Six Month Retention Bonus will be paid in full upon a termination of employment after the closing of the merger in a manner constituting a Change in Control Termination (as defined in the Company’s 2016 Incentive Plan), provided that the determination as to whether the recipient has experienced a material reduction in the recipient’s position, duties, or responsibilities for purposes of determining whether the recipient has a “Good Reason” right to terminate his or her employment due to a Change in Control Termination will be made with respect to such holder’s assigned position, duties and responsibilities as in effect promptly following a Change in Control (as defined the Company’s 2016 Incentive Plan), taking into account any changes resulting from such Change in Control.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and on currently available competitive, financial and economic data and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of Syntel, including many factors beyond our control. These risks and uncertainties include, but are not limited to, those associated with the parties’ ability to meet expectations regarding the timing and completion of the transaction; the occurrence of any event, change or other circumstance that would give rise to the termination of the Merger Agreement; and the failure to satisfy each of the conditions to the consummation of the transaction. For a further list and description of the risks and uncertainties affecting the operations of our business, see our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our quarterly reports on Form 10-Q.

The forward-looking statements speak only as of the date such statements are made. Syntel is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Syntel by Atos. In connection with the proposed acquisition, Syntel has filed relevant materials with the SEC, including the Definitive Proxy Statement filed on August 28, 2018. STOCKHOLDERS OF SYNTEL ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Syntel stockholders have received information on how to obtain transaction-related documents free of charge from Syntel.

Participants in Solicitation

Syntel and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Syntel common stock in respect of the proposed transaction. Information about the directors and executive officers of Syntel is set forth in the proxy statement for Syntel’s 2018 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2018, and Syntel’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed on February 26, 2018. Investors may obtain additional information regarding the interest of such participants by reading Syntel’s definitive proxy statement regarding the transaction.